Exhibit 10.26

AMENDMENT TO APPENDIX A

Supplemental Retirement Benefits

This Amendment to Appendix A of the Amended Employment Agreement (this “Amendment”) is entered into as of December 21, 2012, by and between MKS Instruments, Inc. (the “Corporation”), and John A. Smith (the “Employee”).

WHEREAS, the Corporation and the Employee previously entered into an Appendix A to Employee’s Amended Employment Agreement, dated November 10, 2008 (the “Agreement”), which Agreement may be amended by a written instrument executed by both parties; and

WHEREAS, the Corporation and the Employee desire to amend the Agreement to comply with Internal Revenue Service Notice 2010-80, as set forth below.

NOW, THEREFORE, in consideration of the promises and mutual covenants contained herein, and intending to be legally bound hereby, the parties agree to amend Section 4.7 of the Agreement to provide as follows:

“4.7	Release. Benefits payable under Section 6.1 of this Appendix A attributable to Employee’s Company Contribution Subaccount are specifically conditioned upon and provided in exchange for Employee signing a separation agreement that releases the Company from any liabilities that may have arisen as a result of Employee’s employment and/or termination of employment with the Corporation. The time period for returning such separation agreement shall be designated by the Corporation and shall not be less than 21 days nor more than 45 days following Employee’s Separation from Service. If such time period (including any period for revocation) begins in one taxable year and ends in a subsequent taxable year, any payments conditioned upon such separation agreement shall be made in the later taxable year. Payments of benefits hereunder shall not be made unless and until the separation agreement has been signed and timely returned by Employee and the specified period for revocation of the separation agreement has expired without revocation. In the event Employee terminates employment with the Corporation for any reason other than death (including Retirement) without satisfying the requirements of this Section 4.7 Employee’s Company Contribution Subaccount shall be forfeited, and no amount attributable to such Subaccount shall be payable under this Appendix A.”

IN WITNESS WHEREOF, the parties have executed this Amendment as of the date and year first above written.

MKS INSTRUMENTS, INC.

/s/ Leo Berlinghieri

EMPLOYEE

/s/ John A. Smith